Exhibit 10.2

VARCO INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

[Effective January 1, 2003]

ARTICLE I

Purpose

1.1.    Purpose of Plan.  The purpose of the Varco International, Inc. Deferred Compensation Plan (the “Plan”) is to advance the interests of Varco International, Inc, (the “Employer”) and its subsidiaries (hereinafter collectively referred to as the “Company”), by attracting and retaining in its employ highly qualified individuals for the successful conduct of its business, as well as to attract highly qualified directors. The Company hopes to accomplish these objectives by helping to provide for the retirement of its key employees and directors selected to participate in the Plan.

1.2.    Plan Amendment and Restatement.  The Plan is an amendment and restatement of the old Tuboscope, Inc. Deferred Compensation Plan, which has been amended and restated in this document and renamed as the Varco International, Inc. Deferred Compensation Plan. This amendment and restatement reflects the merger of the Varco Deferred Compensation Plan with and into the Tuboscope, Inc. Deferred Compensation Plan. Participants hereunder who previously participated in the old Varco Deferred Compensation Plan will have their accrued benefits thereunder transferred into the Plan.

1.3.    ERISA Status.  The Plan is intended to qualify for certain exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.4.    Effective Date.  This Plan is effective January 1, 2003 (“Effective Date”).

1.5.    Grantor Trust.  The Employer may establish, in its sole discretion, a grantor trust to be utilized in conjunction with this Plan.

ARTICLE II

Definitions

2.1.    “Account” means collectively the Participant’s Employer Account and the Participant’s Employee Account. In addition, with respect to any Participant who was previously a participant in the old Varco Deferred Compensation Plan and whose accounts thereunder were transferred into this Plan, the term “Account” shall also include the value of those benefits transferred from that plan into this Plan, which amount may be further subdivided among the Participant’s Employer Account and the Participant’s Employee Account as determined by the Committee.

2.2.    “Beneficiary” means the person designated by each Participant, on a form provided by the Committee for this purpose, to receive the Participant’s distribution under this Plan in the event of the Participant’s death prior to receiving complete payment of his Account. In order to be effective under this Plan, any form designating a Beneficiary must be delivered to the Committee before the Participant’s death. In the absence of such an effective designation of a Beneficiary, “Beneficiary” means the Participant’s spouse or, if there is no spouse on the date of Participant’s death, the Participant’s estate.

2.3.    “Board” means the Board of Directors of the Employer or the board of directors of a company that is a successor to the Employer.

2.4.    “Bonus” means any bonus paid to a Participant under any plan, policy or program of the Company providing for the payment of bonuses to employees.

2.5.    “Code” means the Interval Revenue Code of 1986, as amended.

2.6.    “Committee” means the committee appointed by the Employer to administer the Plan.

2.7.    “Compensation” means the total pay paid by the Company to a Participant for services rendered while a Participant, including but not limited to any amounts deferred by the Participant under this Plan, elective contributions made on the Participant’s behalf pursuant to a 401(k) plan or a plan maintained under Section 125 of the Code, and any other reductions of such Participant’s remuneration, but excluding those items excluded from the “compensation” definition under the 401(k) Plan.

2.8.    “Deemed Investments” mean, with respect to any Account, the hypothetical investment options with respect to which such Account is deemed to be invested for purposes of determining the value of such Account under this Plan.

2.9.    “Director” means a member of the Board of Directors of Varco International, Inc.

2.10.    “Employee Account” means the bookkeeping account maintained by the Committee reflecting each Participants’ Employee Contributions, together with an hypothetical income, gain or loss and any payments or distributions attributable to such bookkeeping account.

2.11.    “Employee Contribution” means the amount that is credited, as a bookkeeping entry, to a Participant’s Employee Account pursuant to the provisions of Section 3.2.

2.12.    “Employer Account” means the bookkeeping account maintained by the Committee reflecting each Participant’s Employer Contributions, together with any hypothetical income, gain or loss and any payments or distributions attributable to such bookkeeping account.

2.13.    “Employer Contribution” means the total contributions credited to a Participant’s Employer Account for any one Plan Year pursuant to the provisions of Section 3.1.

2.14.    “401(k) Plan” means the Varco International, Inc. 401(k)/Profit Sharing Plan, or any successor thereto.

2.15.    “Hardship” means an unforeseeable financial emergency which is a severe financial hardship to the Participant resulting from a sudden and unexpected loss or accident of the Participant or of a dependent of the Participant, a loss of the Participant due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. To qualify as an unforeseeable financial emergency, payment may not be made to the extent that such hardship is or may be relieved (i) by reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

2.16.    “Participant” means an employee or Director of the Company who has been selected to participate in the Plan.

2.17.    “Plan” means this Varco International, Inc. Deferred Compensation Plan and any amendments hereto.

2.18.    “Plan Year” means the 12-month period beginning each January 1 and ending each December 31.

ARTICLE III

Contributions

3.1.    Employer Contributions.  The Company will make an Employer Contribution on behalf of each Participant (who is an employee of the Company) in the form of a matching contribution on the Participant’s Employee Contributions, on a dollar-for-dollar basis, up to 4% of the Participant’s Compensation, per pay period, reduced by any match allocated to the Participant under the 401(k) Plan.

In addition, the Company may make a discretionary Employer Contribution, in such amount, and on behalf of such Participant’s, as it determines in its sole discretion.

3.2.    Employee Contributions.  For each Plan Year, the Committee may, in its sole discretion, and in such manner as it determines, allow a Participant to elect to defer the present payment by the Company of all or any portion of the following:

•	Compensation;

•	Bonus (effective to the extent this election is in excess of the Compensation election);

•	Directors’ Fees (annual retainer; Board meeting fees; Committee meeting fees; and any other payments to Directors); and/or

•	Any other forms of remuneration approved by the Committee

and instead, have that amount credited as a bookkeeping entry to his Employee Account. The remuneration/income items otherwise currently payable to the Participant shall be reduced by the amount of such Participant’s Employee Contribution.

3.3.    Employee Contribution Requirement.  With respect to any Participant who is an employee of the Company, any election hereunder to defer Compensation or Bonus shall be effective only if such Participant’s deferrals and contributions under the 401(k) Plan are restricted by any applicable governmental or 401(k) Plan limitations during the calendar year. If such Participant’s deferrals and contributions under the 401(k) Plan are not so restricted, the Participant’s Compensation or Bonus deferrals hereunder for such calendar year shall be returned to the Participant. Any such Participant’s Compensation or Bonus deferral election hereunder shall be reduced by any amounts such Participant defers into the 401(k) Plan for such calendar year.

3.4.    Manner of Deferral Election.  The Committee shall prescribe, in its sole discretion, the procedures, limitations and timing requirements, for Employee Contribution elections. Except as otherwise provided by the Committee, Employee Contribution elections shall be made as follows:

•	In the case of deferral of Compensation or Bonus, such deferral election must be approved by the Committee prior to the beginning of the applicable Plan Year for which the election is to take effect, or at such other rimes as determined by the Committee. The applicable period for such deferrals shall be the Plan Year.

•	In the case of deferral of Director Fees, such election must be approved by the Committee prior to the beginning of the applicable twelve month period for which the Annual Retainer relates (the applicable period), or in the case of Board and/or Committee Meeting Fees, prior to the date of such meeting (the applicable period).

Such Employee Contribution election(s) shall remain in force and effect for the applicable period to which such election relates and for such subsequent applicable period, unless modified by the Participant prior to the first day of such subsequent applicable period. Such deferral election shall be irrevocable during the applicable deferral period unless otherwise provided. The Committee may establish sub-accounts to reflect any employer discretionary contributions, and any employer matching contributions.

3.5.    Suspension of Plan Contributions/401(k) Plan Hardship Distribution.  Any Participant who receives a hardship distribution under the 401(k) Plan shall be suspended from participating in the Plan (i.e., ineligible to receive any Employer Contributions and from making Employee Contributions) to the extent required to satisfy applicable rules governing the 401(k) Plan (i.e., as of 2003, for the six (6) month period immediately following the receipt of such 401(k) Plan hardship distribution). If such suspension period includes the first day of a Plan Year, then such Participant shall be considered ineligible to participate in the Plan for such Plan Year (i.e. ineligible to receive any Employer Contributions and from making any Employee Contributions), unless such employee is subsequently selected to participate in the Plan pursuant to Section 6.4 following the end of such Plan suspension.

ARTICLE IV

Accounts

4.1.    Employer Accounts.  The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Employer Account. The Committee shall credit, as a bookkeeping entry, the amount of each Employer Contribution made on behalf of a Participant to such Participant’s Employer Account as of the last day of each month of the Plan Year for which the Employer Contribution was made or at such other times as determined by the Committee. The Committee shall further adjust the Participant’s Employer Account with any hypothetical income, gain or loss and any payments or distributions attributable to such Account on a daily basis, or at such other times as it shall determine. The Company shall not be required to segregate any of its assets with respect to the Employer Accounts, nor shall any provision of the Plan be construed as constituting such segregation.

4.2.    Employee Accounts.  The Committee shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Employee Account. The Committee shall credit, as a bookkeeping entry, the amount of each Employee Contribution made on behalf of a Participant to such Participant’s Employee Account as soon as administratively feasible following the applicable deferral. The Committee shall further adjust the Participant’s Employee Account with any hypothetical income, gain or loss and any payments or distributions attributable to such Account on a daily basis, or at such other times as it shall determine. The Company shall not be required to segregate any of its assets with respect to the Employee Accounts, nor shall any provision of the Plan be construed as constituting such segregation.

4.3.    Hypothetical Accruals to the Account.  In accordance with procedures established by the Committee, the Participant may designate the Deemed Investments with respect to which his or her Account shall be deemed to be invested. If a Participant fails to make a proper designation, then his Account shall be deemed invested in the Deemed Investments designated by the Committee in a uniformly non-discriminatory manner. A Participant may change such designation with respect to future Employer Contributions and Employee Contributions, as well as with respect to amounts already credited to his Account, provided such change(s) are made in accordance with the procedures established by the Committee. A copy of any available prospectus or other disclosure materials for each of the Deemed Investments shall be made available to each Participant upon request. The Committee shall determine from time to time each of the Deemed Investments made available under the Plan and may change any such determinations at any time. Nothing herein shall obligate the Company to invest any part of its assets in any of the investment vehicles serving as the Deemed Investments.

4.4.    Vesting.  A Participant will always be one hundred percent vested in both his Employer Account and Employee Account.

4.5.    Nature and Source of Payments.  The obligation to make distributions under this Plan with respect to each Participant shall constitute a liability of the Company to the Participant and any Beneficiary in accordance with the terms of this Plan. All distributions payable hereunder shall be made from the general assets of the Company, and nothing herein shall be deemed to create a trust of any kind between the Company and any Participant or other person. No special or separate fund need be established nor need any other segregation of assets be made to assure that distributions will be made under this Plan. No Participant or Beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of this Plan. Each Participant and Beneficiary shall be an unsecured general creditor of the Company.

4.6.    Statements to Participants.  Periodically as determined by the Committee, but not less frequently than annually, the Committee shall transmit to each Participant a written statement regarding the Participant’s Account for the period beginning on the date following the effective date of the preceding statement and ending on the effective date of the current statement.

ARTICLE V

Distributions

5.1.    Occasions for Distributions.  The Company shall distribute a Participant’s Account following the events and in the manner set forth in this Article V. A Participant’s Account shall be debited in the amount of any distribution made therefrom as of the date of the distribution.

5.2.    Distribution Election.  Subject to rules established by the Committee, a Participant may file a distribution election with respect to the value of the Participant’s Account following his termination of employment with the Company. Such distribution election must be made in a manner acceptable to the Committee for that purpose. To be effective, such distribution election must be filed at least 12 months prior to the date the Participant’s Account is to be distributed or at such other times as determined by the Committee. In the event the Participant files more than one distribution election, the last effective distribution election shall control. If no effective distribution election form exists, as determined in the sole discretion of the Committee, the Participant’s Account will be distributed in the form of a lump-sum payment. Anything to the contrary notwithstanding, the Committee, in its sole discretion, has the right to substitute a lump-sum payment to the Participant equal to the Participant’s Account.

5.3.    Form of Distributions.  Plan distributions may be made in the following manner:

•	Lump sum;

•	Installments over three, five or ten years;

provided however, that any installment election shall automatically be paid in the form of a lump sum in the event the value of the Participant’s Account at the time of the distribution is $50,000.00 or less. Installment distributions shall be paid in quarterly intervals (or at such other intervals as approved by the Committee) and computed in such manner as determined in the sole discretion of the Committee.

5.4.    Distribution on Account of Termination of Employment.  Upon a Participant’s termination of employment with the Company for any reason, the Company shall distribute, or begin distributing, to the Participant (or the Participant’s Beneficiary) within a reasonable period of time, the Participant’s Account in such form(s) as previously elected by the Participant, notwithstanding any In-Service Distribution/Fixed Deferral Period election made by a Participant under Section 5.7 of the Plan.

5.5.    Continuation of Hypothetical Accruals to the Account after Commencement of Distributions.  If a Participant’s Account is to be distributed in a form other than a lump sum, then such Account shall continue to be adjusted for hypothetical income, gain or loss and any payment or distributions attributable to the Account, until the entire Account has been distributed.

5.6.    Hardship Distribution.  In the event that the Committee, upon the written request of a Participant, determines in its sole discretion that such Participant has incurred a Hardship, such Participant shall be entitled to receive a distribution of some (or all) of the Participant’s Accounts, in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Participant’s needs created by such Hardship or (b) the then value of such Participant’s Accounts. Such amount shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such Hardship benefit. If the Participant’s Accounts are deemed to be invested in more than one of the Deemed Investments, such distribution shall be made pro rata from each of such Deemed Investments. In the event the Committee authorizes a hardship distribution hereunder, the Participant’s Employee

Contribution election (as well as eligibility to receive any Employer Contribution) shall cease on a prospective basis and be suspended for the duration of the Plan Year and the next following Plan Year.

5.7.    In-Service Distribution/Fixed Deferral Period.  At the time of making an election to defer Compensation for a Plan Year pursuant to Section 3.2, the Participant may elect to receive an in-service distribution of the amount deferred under such election, together with any Company Contributions for the same Plan Year and any hypothetical accruals on these deferral/contributions, in a lump sum at any time beginning after the second anniversary of the last day of the Plan Year in which the amount deferred was earned. A Participant may subsequently elect to modify (or revolve) such in-service distribution election by filing an acceptable election with the Committee, in a manner approved by the Committee, at least twelve months prior to such newly elected distribution date, or at such other times as determined by the Committee. Notwithstanding any In-Service Distribution/Fixed Deferral Period election made by a Participant hereunder, the Company may modify any such election in the event that maintaining such elections) becomes administratively/operationally burdensome.

5.8.    In-Service Distribution/Ten Percent Penalty.  A Participant may elect to have his or her Account (or portion thereof) paid as soon as possible upon his or her election. For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the distribution. Any amount paid pursuant to this Section shall be subject to a ten percent (10%) penalty, with the amount of the penalty permanently forfeited from the Participant’s Account and held in a forfeiture account in any grantor trust established by the Employer as part of the Plan, or returned to the Employer (and if such Plan assets are held in a grantor trust, returned to the Employer if permitted under the terms of such grantor trust). Any Participant wishing to elect an immediate distribution must complete a special distribution form and return it to the Committee. The distribution shall occur as soon as is administratively feasible following the Committee’s processing of this election form. Following such distribution, the Participant’s Employee Contribution election (as well as eligibility to receive any Employer Contribution) shall cease on a prospective basis and be suspended for the duration of the Plan Year and the next following Plan Year.

5.9.    Distribution to Directors.  As soon as practicable after a Participant who is a Director ceases to be a Director (and is not otherwise an employee of the Company) for any reason, the Company shall distribute the value of such Participant’s Account in such form as previously elected by the Director. If no effective distribution election form exists, as determined in the sale discretion of the Committee, the Participant’s Account will be distributed in the form of a lump-sum payment.

5.10.    Nature of Payments.  Distributions under the Plan shall be made in cash (or Varco International, Inc. common stock to the extent any of the Participant’s Deemed Investments are credited with such stock).

5.11.    Old Varco Deferred Compensation Plan Accounts.  Each Participant who previously participated in the old Varco Deferred Compensation Plan and whose benefits thereunder were transferred into this Plan shall be eligible to elect the form of distribution of such amounts upon his termination of employment. In addition, any election to receive an “in-service distribution” under the terms of the old Varco Deferred Compensation Plan shall be continued under the terms of this Plan. Any such Participant may subsequently elect to modify or revoke such in-service distribution election, or make an election where no such election had previously been made (or change the form of such distribution upon termination of his employment) by filing an acceptable election with the Committee. Any such election must be made in a manner approved by the Committee, at least twelve months prior to the effective date of such change, or at such other times as determined by the Committee. Notwithstanding any in-service distribution election made by a Participant hereunder, the Company may modify any such election in the event that maintaining such election(s) becomes administratively/operationally burdensome.

5.12.    Old Tuboscope, Inc. Deferred Compensation Plan Accounts.  Each Participant who previously participated in the old Tuboscope, Inc. Deferred Compensation Plan shall be eligible to elect to receive the form of distribution upon his termination of employment with respect to the value of such Account (determined as of December 31, 2002), adjusted for any hypothetical accruals thereafter (“Old Tuboscope Account”), by filing an acceptable election with the Committee, in a manner approved by the Committee. Such Participant may subsequently change the form of such distribution by filing with the Committee a new distribution election form at least 12 months prior to the effective date of such change. In addition, any such Participant may make an in-service distribution election with respect to such Participant’s Old Tuboscope Account by filing an acceptable election with the Committee. Any such election must be made in a manner approved by the Committee, at least 12 months prior to the effective date of such change, or at such other times as determined by the Committee. Notwithstanding any in-service distribution election made by a Participant hereunder, the Company may modify any such election in the event that maintaining such election becomes administratively/operationally burdensome.

ARTICLE VI

Committee

6.1.    Authority.  The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt and revise such rules and regulations, to provide and modify administrative forms, and to make all such determinations relating to the plan as it may deem necessary or appropriate for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any agreement or document related to this Plan in the manner and to the extent the Committee deems necessary or appropriate to carry this Plan into effect. The Committee’s interpretation of the Plan, and all decisions and determinations by the Committee with respect to the Plan, shall be final and binding on all parties. To the extent Plan distributions are payable in a form other than a single lump sum (e.g., installments), the Committee shall determine the methodology for computing such payments.

6.2.    Delegation of Authority.  The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity.

6.3.    Procedures.  The Committee may establish procedures to conduct its operations and to carry out its rights and duties under the Plan.

6.4.    Selection of Participants.  With respect to each Plan Year or portion thereof, the President of the Employer shall select, in its discretion, those employees and Directors of the Company approved to participate in the Plan, which individuals will then become Participants hereunder. Any such person who is an employee must be determined by the President of the Employer to be a member of a select group of key employees or highly compensated employees of the Company.

6.5.    Compensation and Expenses.  The members of the Committee shall serve without compensation for their services, but all expenses of the Committee and all other expenses incurred in administering the Plan shall be paid by the Company.

6.6.    Indemnification.  The Company shall indemnify the members of the Committee and/or any of their delegates against the reasonable expenses, including attorneys’ fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a Committee member has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding.

ARTICLE VII

Amendment and Termination

7.1.    Power to Amend and/or Terminate Reserved.  The Employer retains the unilateral power to amend the Plan, or to terminate the Plan at any time. Without the consent of affected Participant or Beneficiary, no such amendment or termination shall adversely affect any Participant or Beneficiary with respect to any right accrued hereunder prior to the date that the Plan amendment or termination is adopted or by its terms to be effective.

ARTICLE VIII

Miscellaneous

8.1.    Plan Does Not Affect the Rights of Employee.  Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company, to interfere with the rights of the Company to discharge any Participant at any time or to interfere with a Participant’s right to terminate his employment at any time.

8.2.    Nonalienation and Nonassignment.  Except for debts owed the Company by a Participant or Beneficiary, no amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.

8.3.    Tax Withholding on Payments.  The Company shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments.

8.4.    FICA Withholding/Employee Contributions/Employer Contributions.  For each payroll period, the Company shall withhold from that portion of the Participant’s Compensation that is not being deferred under this Plan, the Participant’s share of FICA and other applicable taxes that are required to be withheld with respect to (i) Employee Contributions, and (ii) Employer Contributions as they vest and become subject to such FICA withholding. To the extent that there are insufficient funds to satisfy all applicable tax withholding requirements in a timely manner, the Company reserves the right to reduce the Participant’s Employee Contributions, or in the absence of such contributions, to withhold from the Participant’s Compensation. To the extent there are still insufficient funds to satisfy all such applicable tax withholding requirements, the Participant agrees to timely remit cash funds to the Company sufficient to cover such withholding requirements.

8.5.    Setoffs.  To the fullest extent permitted by law, any amounts owed by a Participant or Beneficiary to the Company may be deducted by the Company from such Participant’s Account at the time and to the extent that such Account is otherwise payable hereunder.

8.6.    Construction.  Unless the context clearly indicates to the contrary, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa.

8.7.    Applicable Law.  The terms and provisions of the Plan shall be construed in accordance with the laws of the State of Texas, unless preempted by ERISA.

8.8.    Successors.  The Plan shall be binding upon the Company and its successors and assigns, in accordance with its terms.

8.9.    Claims Procedure.  A Participant or Beneficiary may make a claim for Plan benefits by filing a written application for benefits with the Committee. Such application shall set forth the nature of the claim and any other information that the Committee may reasonably request. The Committee shall notify the applicant of the benefits determination within a reasonable time after receipt of the claim, which shall not exceed 90 days unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 90-day period. In no event shall such an extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.

Notice of a claim denial, in whole or in part, shall be set forth in a manner calculated to be understood by the applicant and shall contain the following:

(a)  the specific reason or reasons for the denial; and

(b)  a specific reference to the pertinent Plan provisions on which the denial is based; and

(c)  a description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(d)  an explanation of the Plan’s claims review procedure.

Participants shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal. If notice of a claim determination is not provided within the applicable time frame described above, the claim shall be deemed denied and the applicant may appeal the denial as set forth below.

If a written claim results in a claim denial, either in whole or in part, the applicant has the right to appeal. The appeal must be in writing. The administrative process for appealing a claim is:

(e)  Upon receipt of a claim denial, a Participant may file a written request, including any additional information supporting the claim, for reconsideration to the Committee within 60 days of receiving notification that the claim is denied.

The Committee normally shall render a decision no later than 60 days following receipt of the request for review. The Participant may request a formal hearing before the Committee which the Committee may grant in its discretion. Under special circumstances which require an extension of time for rendering a decision (including but not limited to the need to hold a hearing), the decision may be delayed up to 120 days following receipt of the request for review. If such an extension is required, the Participant will be advised in writing before the extension begins.

The Committee will provide written notice of its final determination. The notice will include specific reasons for the decision, be written in a manner calculated to be understood by the Participant and make specific reference to the Plan provisions on which it is based.

An appeal will not be considered if it is not filed within the applicable period of time. If a decision on an appeal is not provided within any applicable time frame described above, the claim shall be deemed denied on appeal.

At any stage in the appeals process, the applicant or his or her designated representative may review pertinent documents, including copies of the Plan document and information relating to the applicant’s entitlement to such benefit, and submit issues and comments in writing.

8.10.    Claims/Disputes.  Any dispute or claim arising out of this Plan or the breach thereof, which is not settled under the Plan’s administrative claims procedure and which is pursued beyond such claims procedure, shall be brought in Federal District Court, in Harris County, Texas.

8.11.    Release/Full Payment.  Any Plan payment (i.e., lump sum, or, if installments, the first such installment payment) to any Participant or Beneficiary under the Plan shall be in full satisfaction of all claims against the Company, the Committee, the Trustee under any Rabbi Trust established here under the Plan, and any of their agents, lawyers, employees, officers, and the Committee may require such Participant or Beneficiary as a condition precedent to the receipt of such Plan payment (i.e., lump sum, or, if installments, the first such installment payment) to execute a receipt and release to such effect.

8.12.    Termination of the Plan.  As soon as possible following the termination of the Plan, each Participant shall be paid his or her entire Account balance in a single lump sum, notwithstanding any other distribution election then in effect.

8.13.    No funding.  The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any employee, Director or any other person rights to any specific assets of the Company or of any other person. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

8.14.    Entire Agreement.  This Plan document constitutes the entire Plan governing the Company and the Participant with respect to the subject matters hereof and supercedes all prior written and oral and all contemporaneous written and oral agreements and understandings, with respect to the subject matters herein. This Plan may not be changed orally, but only by an amendment in writing signed by the Company, subject to the provisions in this Plan regarding amendments thereto.

IN WITNESS WHEREOF, Varco International, Inc. has caused this Plan to be executed by its duly authorized officer, effective as of January 1, 2003.

VARCO INTERNATIONAL., INC.

By:	/s/ JAMES F. MARONEY III

Name:	James F. Maroney III

Title:	Vice President

Date:	January 3, 2003

ATTEST:

By: Authorized Signatory

Title: Ass’t Secretary